IAS ENERGY, INC. EXERCISES INITIAL INTEREST IN
WWW.VIDEO1314.COMBY PAYING US$100,000 CASH
AND ISSUING 10 MILLION SHARES

November 28, 2007 – IAS Energy, Inc. (OTCBB: IASCA) is pleased to announce the Company has paid the first payment of US$100,000, and issued 10 million shares of IAS Energy, Inc. to earn a 20% interest in www.Video1314.com.

IAS Energy, Inc. has an option to earn up to a 100% interest in Video1314.com by issuing a total of 50 million shares of IAS and paying US$650,000 in five equal payments over a one year period.

Video1314.com is a Chinese Web 2.0 platform similar to YouTube (www.youtube.com), which will allow users to watch and upload their videos, and other videos of interest. Video1314.com is completing a buy and sell site, which will allow users to make money by buying and selling merchandise at no cost. The Company is also planning on developing features that will allow Video1314.com users a utility that will connect to friends and contacts similar to Facebook (www.facebook.com).

Samuel Kam, Vice President of Internet Development for IAS Energy, Inc. reports that this is the start of many additional new features to be announced for the Video1314.com site to accomplish our goal of having Vido1314.com to be one of the top websites in Asia and China.

John Robertson, President of IAS Energy, Inc., states, “The goal of Video1314 is to increase the number of website hits substantially this year, and to generate revenue from advertising from large corporations using the www.Google.com ad strategy”.

ABOUT VIDEO1314.COM

Video1314.com is currently a Chinese Web 2.0 platform similar to YouTube. Video1314’s Chinese platform will be expanded and has plans to launch across

Asia in Japanese, Korean and English. Besides Video, photo and audio sharing capabilities, Video1314 will grow its business to offer a C2C, B2C and B2B marketplace to buy and sell goods for its members. Video1314 focuses on three main areas:

  Free online photo, video and audio sharing,
  A marketplace (similar to www.Alibaba.com) to buy and sell goods using video, photo and audio technologies
  High resolution TV programs that can be watched over the Internet

The site has attracted over a million visitors since March 2007. Today, there are over 10,000 video clips in 18 video channels that consist of sports, music, food and many others.

ON BEHALF OF THE BOARD OF DIRECTORS

“John Robertson”

John Robertson
President

Forward-Looking Statements

Statements in this press release regarding IAS Energy, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements.

Contact:
John Robertson, President
800-665-4616